EX 23.15

Consent of Independent Accounting Firm

The Board of Directors

Energy Fuels Inc.:

We consent to the incorporation by reference into the registration statements (No. 333-205182, 333-217098, 333-226654, 333-254559 and 333-194900) on Form S-8 and registration statements (Nos. 333-253666 and 333-226878) on Form S-3 of Energy Fuels Inc. (the "Company") of our report dated May 1, 2023, with respect to the consolidated financial statements of Consolidated Uranium Inc. which are included in this Amendment No. 2 to the Annual Report on Form 10-K of the Company being filed with the United States Securities and Exchange Commission.

Toronto, Ontario

May 31, 2023